As filed with the Securities and Exchange Commission on July 15, 1997

                                                      Registration No. 333-

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                            TICKETMASTER GROUP, INC.
             (Exact name of Registrant as specified in its charter)

                                 ---------------

         ILLINOIS                                               36-3597489
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)


                             8800 SUNSET BOULEVARD
                       WEST HOLLYWOOD, CALIFORNIA  90069
                                 (310) 360-6000
     (Address, including zip code, and telephone number, including area code, of Registrant's executive offices)

                                 ---------------

     TICKETMASTER GROUP, INC. STOCK OPTION AGREEMENT WITH FREDRIC D. ROSEN
                            (Full title of the plan)

                             NED S. GOLDSTEIN, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                            TICKETMASTER GROUP, INC.
                             8800 SUNSET BOULEVARD
                       WEST HOLLYWOOD, CALIFORNIA  90069
                                 (310) 360-6000
     (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With copies to:
                             NORMAN J. GANTZ, ESQ.
                            NEAL, GERBER & EISENBERG
                            TWO NORTH LASALLE STREET
                            CHICAGO, ILLINOIS  60602
                                 (312) 269-8000

                                 ---------------

                        CALCULATION OF REGISTRATION FEE


================================================================================
TITLE OF SECURITIES    PROPOSED MAXIMUM           AMOUNT OF
 TO BE REGISTERED      AGGREGATE OFFERING PRICE   REGISTRATION FEE
--------------------------------------------------------------------------------
Common Stock,
 no par value          $18,831,805(1)             $5,707
================================================================================

(1) Calculated pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended.

================================================================================

                                     PART I

                           NOT APPLICABLE TO DOCUMENT


                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference and made a part hereof:

      (a)  Annual Report on Form 10-K for the fiscal year ended January
           30, 1997;

      (b)  Current Report on Form 8-K dated May 13, 1997;

      (c)  Current Report on Form 8-K/A dated June 12, 1997;

      (d) Quarterly Report on Form 10-Q for the quarterly period ended April 30, 1997;

      (e) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act (File No. 0-21631), including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.


ITEM 4.  DESCRIPTION OF SECURITIES

     Not applicable.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     Certain partners of and attorneys associated with Neal, Gerber & Eisenberg, a firm that performs legal services for the Company, own shares of Common Stock. Charles Evans Gerber and Norman J. Gantz, partners in the firm, serve as a director and as Secretary, respectively, of the Company. In addition, Mr. Gerber and Marshall
E. Eisenberg, who is also a partner in the firm, are co-trustees of trusts which directly and indirectly own shares of Common Stock. Specifically, Mr. Eisenberg is a co-trustee of trusts which indirectly own shares of common stock of HG, Inc. (which entity is the holder of 2,544,526 shares of Common Stock) and Messrs. Eisenberg and Gerber are co-trustees of trusts which directly own shares of Class A Preferred Stock and Class B Preferred Stock of Rockwood & Co. (which entity is the holder of 23,438 shares of Common Stock). Further, Mr. Gerber holds options to purchase 35,000 shares of Common Stock, and will be entitled to be granted additional options to purchase shares of Common Stock under the Ticketmaster Stock Plan, as amended and restated.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 8.75 of the Illinois Business Corporation Act ("IBCA") empowers a corporation, subject to certain limitations, to indemnify its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful. The Registrant's Articles provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Section 8.75 of the IBCA.

     Section 2.10 of the IBCA permits an Illinois corporation to include in its articles of incorporation a provision eliminating or limiting a director's personal liability to a corporation or its shareholders for monetary damages for breaches of fiduciary duty. The enabling statute provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or knowing violation of the law, improper distributions or the receipt of improper personal benefits cannot be eliminated or limited in this manner. The Registrant's Articles include a provision which eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

     The Registrant has agreed to indemnify each director and officer pursuant to an Indemnity Agreement from and against any and all expenses, losses, damages and liabilities incurred by such director or officer for or as a result of actions taken while such director or officer was acting in his or her capacity as a director, officer, employee or agent of the Registrant.

     The Registrant has purchased liability coverage for its officers and directors insuring such officers and directors against losses arising from any wrongful act in his or her capacity as an officer or director.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.


ITEM 8.  EXHIBITS

Exhibit
  No.      Description
  ---      -----------
   4.1     Ticketmaster Group, Inc. Stock Option Agreement dated
           December 15, 1993 between the Company and Fredric D. Rosen
           (incorporated by reference to Exhibit 10.22 to the
           Registration Statement (File No. 333-12413) on Form S-1, as
           amended, filed by the Company under the Securities Act of
           1933, as amended).

   5.1     Opinion of Neal, Gerber & Eisenberg

  23.1     Consent of Neal, Gerber & Eisenberg (included in Exhibit 5.1)

  23.2     Consent of KPMG Peat Marwick LLP

  24.1     Powers of Attorney (included in the signature pages hereto)


ITEM 9.  UNDERTAKINGS

     The Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Act"), each post-effective amendment to this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     4. That, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     5. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Hollywood, State of California, on July 15, 1997.

                                         TICKETMASTER GROUP, INC.


                                    By:  /s/ Fredric D. Rosen
                                         -------------------------------------
                                         Fredric D. Rosen
                                         President and Chief Executive Officer



     We, the undersigned officers and directors of Ticketmaster Group, Inc., hereby severally constitute Fredric D. Rosen, Ned S. Goldstein and Peter B. Knepper, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments, including post-effective amendments, to this Registration Statement, and generally to do all such things in our name and behalf in such capacities to enable Ticketmaster Group, Inc. to comply with the applicable provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys, or any of them, to any and all such documents.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on July 15, 1997 by the following persons in the capacities indicated.


SIGNATURE                       TITLE
---------                       -----
/s/ Paul G. Allen               Chairman of the Board
------------------------
Paul G. Allen


/s/ Fredric D. Rosen            President, Chief Executive Officer and
------------------------        Director
Fredric D. Rosen                (Principal Executive Officer)


/s/ Peter B. Knepper            Senior Vice President and Chief Financial Officer
------------------------        (Principal Financial and Accounting Officer)
Peter B. Knepper


/s/ Charles Evans Gerber        Director
------------------------
Charles Evans Gerber



/s/ David E. Liddle             Director
------------------------
David E. Liddle


/s/ John A. Pritzker            Director
------------------------
John A. Pritzker


/s/ William D. Savoy            Director
------------------------
William D. Savoy


/s/ Terence M. Strom            Director
------------------------
Terence M. Strom
